Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

AGREE REALTY REPORTS SECOND QUARTER 2018 RESULTS

AND PROVIDES MID-YEAR UPDATE

INCREASES INVESTMENT GUIDANCE; APPOINTS TWO NEW DIRECTORS

Bloomfield Hills, MI, July 23, 2018 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended June 30, 2018. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Second Quarter 2018 Financial and Operating Highlights:

▪	Invested $104.3 million in 29 retail net lease properties
▪	Increased rental revenue 27.7% to $32.1 million
▪	Net Income per share attributable to the Company decreased 26.9% to $0.41
▪	Net Income attributable to the Company decreased 13.1% to $12.9 million
▪	Increased Funds from Operations (“FFO”) per share 5.6% to $0.71
▪	Increased FFO 24.3% to $22.3 million
▪	Increased Adjusted Funds from Operations (“AFFO”) per share 5.7% to $0.70
▪	Increased AFFO 24.5% to $22.2 million
▪	Declared a quarterly dividend of $0.54 per share, a 6.9% increase over the dividend per share declared in the second quarter of 2017
▪	Received a Baa2 investment grade credit rating from Moody’s Investors Service

First Half 2018 Financial and Operating Highlights:

▪	Invested $207.1 million in 63 retail net lease properties
▪	Completed five and commenced three development and Partner Capital Solutions (“PCS”) projects
▪	Increased rental revenue 27.7% to $63.1 million
▪	Net Income per share attributable to the Company decreased 16.2% to $0.94
▪	Net Income attributable to the Company decreased 0.3% to $29.4 million
▪	Increased FFO per share 7.4% to $1.41
▪	Increased FFO 26.8% to $44.4 million
▪	Increased AFFO per share 6.8% to $1.40
▪	Increased AFFO 26.1% to $44.0 million
▪	Declared dividends of $1.06 per share, a 6.0% increase over the dividends per share declared in the first half of 2017

Mid-Year 2018 Update:

▪	Increases 2018 acquisition guidance to a range of $350 million to $400 million
▪	Increases 2018 disposition guidance to a range of $50 million to $75 million
▪	Appoints Craig Erlich and Greg Lehmkuhl to its Board of Directors

1

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended June 30, 2018 increased 27.7% to $32.1 million, compared to total rental revenue of $25.2 million for the comparable period in 2017.

Total rental revenue for the six months ended June 30, 2018 increased 27.7% to $63.1 million, compared to total rental revenue of $49.4 million for the comparable period in 2017.

Net Income

Net Income attributable to the Company for the three months ended June 30, 2018 decreased 13.1% to $12.9 million, compared to $14.9 million for the comparable period in 2017. Net Income per share attributable to the Company for the three months ended June 30, 2018 decreased 26.9% to $0.41, compared to $0.56 per share for the comparable period in 2017.

Net income attributable to the Company for the six months ended June 30, 2018 decreased 0.3% to $29.4 million, compared to $29.5 million for the comparable period in 2017. Net income per share attributable to the Company for the six months ended June 30, 2018 decreased 16.2% to $0.94, compared to $1.12 per share for the comparable period in 2017.

Funds from Operations

FFO for the three months ended June 30, 2018 increased 24.3% to $22.3 million, compared to FFO of $18.0 million for the comparable period in 2017. FFO per share for the three months ended June 30, 2018 increased 5.6% to $0.71, compared to FFO per share of $0.67 for the comparable period in 2017.

FFO for the six months ended June 30, 2018 increased 26.8% to $44.4 million, compared to FFO of $35.0 million for the comparable period in 2017. FFO per share for the six months ended June 30, 2018 increased 7.4% to $1.41, compared to FFO per share of $1.32 for the comparable period in 2017.

Adjusted Funds from Operations

AFFO for the three months ended June 30, 2018 increased 24.5% to $22.2 million, compared to AFFO of $17.9 million for the comparable period in 2017. AFFO per share for the three months ended June 30, 2018 increased 5.7% to $0.70, compared to AFFO per share of $0.67 for the comparable period in 2017.

AFFO for the six months ended June 30, 2018 increased 26.1% to $44.0 million, compared to AFFO of $34.9 million for the comparable period in 2017. AFFO per share for the six months ended June 30, 2018 increased 6.8% to $1.40, compared to AFFO per share of $1.31 for the comparable period in 2017.

Dividend

The Company paid a cash dividend of $0.54 per share on July 13, 2018 to stockholders of record on June 29, 2018, a 6.9% increase over the $0.505 quarterly dividend declared in the second quarter of 2017. The quarterly dividend represents payout ratios of approximately 76% of FFO per share and 77% of AFFO per share, respectively.

For the six months ended June 30, 2018, the Company declared dividends of $1.06 per share, a 6.0% increase over the dividends of $1.00 per share declared for the comparable period in 2017. The dividend represents payout ratios of approximately 75% of FFO per share and 76% of AFFO per share, respectively.

2

CEO Comments

“We are very pleased with our performance during the quarter as we demonstrated continued execution of our operating strategy,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. “Given our robust pipeline and flexible balance sheet, we are increasing our full-year acquisition guidance. Simultaneously, we are increasing our disposition guidance which evidences our proactive approach and commitment to capital recycling, ensuring our portfolio comprises the highest-quality real estate leased to preeminent retailers.”

Mr. Agree continued in highlighting the Company’s new Board of Directors appointments, “On behalf of the entire Board, I would like to welcome Craig Erlich and Greg Lehmkuhl as Directors. Both Craig and Greg have extensive leadership and operational experience working with dynamic, industry-leading organizations. They will bring unique and invaluable perspectives as we chart the exciting future of our growing Company.”

Portfolio Update

As of June 30, 2018, the Company’s portfolio consisted of 481 properties located in 44 states and totaled 9.3 million square feet of gross leasable space. Properties ground leased to tenants accounted for 7.2% of annualized base rents.

The portfolio was approximately 99.7% leased, had a weighted-average remaining lease term of approximately 10.2 years, and generated approximately 46.5% of annualized base rents from investment grade retail tenants.

The following table provides a summary of the Company’s portfolio as of June 30, 2018:

Property Type	Number of Properties	Annualized Base Rent(1)	Percent of Annualized Base Rent	Percent Investment Grade(2)	Weighted Average Lease Term

Retail Net Lease	437	$121,461	91.5%	43.3%	10.2 yrs
Retail Net Lease Ground Leases	41	9,618	7.2%	89.1%	11.4 yrs
Total Retail Net Lease	478	$131,079	98.7%	46.6%	10.3 yrs
Total Portfolio	481	$132,836	100.0%	46.5%	10.2 yrs

Annualized base rent is in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of June 30, 2018.
(2)	Reflects tenants, or parent entities thereof, with investment grade credit ratings from S&P Global Ratings, Moody's Investors Service, Fitch Ratings or the National Association of Insurance Commissioners.

Acquisitions

Total acquisition volume for the second quarter of 2018 was approximately $101.9 million and included 23 assets net leased to notable retailers operating in the home improvement, health and fitness, convenience store, auto parts, tire and auto service and grocery sectors. The properties are located in 16 states and leased to tenants operating in 12 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.2% and had a weighted-average remaining lease term of approximately 12.4 years.

For the six months ended June 30, 2018, total acquisition volume was approximately $200.6 million and included 53 high-quality retail net lease assets. The properties are located in 23 states and leased to 30 diverse tenants who operate in 15 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.2% and had a weighted-average remaining lease term of approximately 13.0 years.

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The Company’s outlook for acquisition volume in 2018 is being increased to a range of $350 million to $400 million of high-quality retail net lease properties. The Company’s acquisition guidance, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, is being increased from a previous range of $250 million to $300 million.

Dispositions

During the second quarter, the Company sold five properties for gross proceeds of approximately $11.0 million. The dispositions were completed at a weighted-average capitalization rate of 7.1%.

For the six months ended June 30, 2018, the Company has divested of ten properties for total gross proceeds of $27.7 million. The weighted-average capitalization rate of the dispositions was 7.3%. In addition, a tenant exercised their option to purchase a property which had previously been ground leased from the Company. The option to purchase was exercised during the first quarter at a predetermined contractual price of $3.9 million.

The Company’s disposition guidance for 2018 is being increased to a new range of $50 million to $75 million, from a previous range of $25 million to $50 million.

Development and Partner Capital Solutions

In the second quarter of 2018, the Company completed the previously announced Camping World in Grand Rapids, Michigan. The project is subject to a 20-year net lease and had total aggregate costs of approximately $9.6 million.

The Company commenced its second project with leading Burger King franchisee TOMS King during the second quarter, with total anticipated costs of approximately $2.0 million. The project is located in Aurora, Illinois and is subject to a new 20-year net lease.

Construction continued during the second quarter on four projects with total anticipated costs of approximately $14.7 million. The projects include the Company’s first PCS project with ALDI in Chickasha, Oklahoma; the Company’s first project with Burlington Coat Factory in Nampa, Idaho; and the Company’s third and fourth developments with Mister Car Wash in Orlando and Tavares, Florida.

For the six months ended June 30, 2018, the Company had ten development or PCS projects completed or under construction. Anticipated total costs are approximately $51.6 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status

Mister Car Wash	Urbandale, IA	Build-to-Suit	20 years	Q1 2018	Completed
Mister Car Wash	Bernalillo, NM	Build-to-Suit	20 years	Q1 2018	Completed
Burger King(1)	North Ridgeville, OH	Build-to-Suit	20 years	Q1 2018	Completed
Art Van Furniture	Canton, MI	Build-to-Suit	20 years	Q1 2018	Completed
Camping World	Grand Rapids, MI	Build-to-Suit	20 years	Q2 2018	Completed
ALDI	Chickasha, OK	Build-to-Suit	10 years	Q3 2018	Under Construction
Burger King(1)	Aurora, IL	Build-to-Suit	20 years	Q3 2018	Under Construction
Burlington Coat Factory	Nampa, ID	Build-to-Suit	15 years	Q3 2018	Under Construction
Mister Car Wash	Orlando, FL	Build-to-Suit	20 years	Q4 2018	Under Construction
Mister Car Wash	Tavares, FL	Build-to-Suit	20 years	Q4 2018	Under Construction

(1)	Franchise restaurant operated by TOMS King, LLC.

4

Leasing Activity and Expirations

During the second quarter, the Company executed new leases, extensions or options on approximately 39,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 21,177-square foot Harbor Freight Tools in Cedar Park, Texas.

For the six months ended June 30, 2018, the Company executed new leases, extensions or options on approximately 187,000 square feet of gross leasable area throughout the existing portfolio.

At quarter end, the Company’s 2018 lease maturities represented 0.3% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of June 30, 2018, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2018	3	426	0.3%	165	1.8%
2019	13	2,941	2.2%	191	2.1%
2020	18	3,206	2.4%	237	2.6%
2021	28	5,466	4.1%	333	3.6%
2022	22	4,040	3.0%	363	3.9%
2023	43	7,506	5.7%	716	7.7%
2024	38	11,037	8.3%	1,069	11.5%
2025	40	9,237	7.0%	649	7.0%
2026	53	8,599	6.5%	869	9.3%
2027	42	10,056	7.6%	675	7.3%
Thereafter	247	70,322	52.9%	4,027	43.2%
Total Portfolio	547	$132,836	100.0%	9,294	100.0%

Annualized base rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of June 30, 2018.

5

Top Tenants

The Company added O’Reilly Auto Parts and Best Buy to its top tenants in the second quarter of 2018. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of June 30, 2018:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent

Walgreens	$9,293	7.0%
LA Fitness	5,063	3.8%
Walmart	4,224	3.2%
TJX Companies	4,217	3.2%
Lowe's	4,215	3.2%
CVS	3,398	2.6%
Mister Car Wash	3,136	2.4%
Dollar General	2,668	2.0%
Wawa	2,664	2.0%
Hobby Lobby	2,589	1.9%
Smart & Final	2,475	1.9%
AMC	2,388	1.8%
AutoZone	2,298	1.7%
PetSmart	2,234	1.7%
Tractor Supply	2,179	1.6%
O'Reilly Auto Parts	2,093	1.6%
Michaels	2,072	1.6%
Dave & Buster’s	2,058	1.5%
Best Buy	2,026	1.5%
Dollar Tree	2,025	1.5%
Other(2)	69,521	52.3%
Total Portfolio	$132,836	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.

Bolded and italicized tenants represent additions for the three months ended June 30, 2018.

(1)	Represents annualized straight-line rent as of June 30, 2018.
(2)	Includes tenants generating less than 1.5% of annualized base rent.

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Retail Sectors

The following table presents annualized base rents for the Company’s top retail sectors that represent 2.5% or greater of the Company’s total annualized base rent as of June 30, 2018:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent

Pharmacy	$14,276	10.7%
Grocery Stores	10,539	7.9%
Tire and Auto Service	10,136	7.6%
Health and Fitness	7,871	5.9%
Off-Price Retail	6,982	5.3%
Home Improvement	6,853	5.2%
Restaurants - Quick Service	6,548	4.9%
Convenience Stores	6,520	4.9%
Auto Parts	5,620	4.2%
Crafts and Novelties	4,952	3.7%
General Merchandise	4,271	3.2%
Specialty Retail	4,261	3.2%
Theater	3,786	2.9%
Warehouse Clubs	3,749	2.8%
Home Furnishings	3,704	2.8%
Health Services	3,574	2.7%
Dollar Stores	3,484	2.6%
Consumer Electronics	3,382	2.5%
Farm and Rural Supply	3,361	2.5%
Other(2)	18,967	14.5%
Total Portfolio	$132,836	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of June 30, 2018.
(2)	Includes sectors generating less than 2.5% of annualized base rent.

7

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of June 30, 2018:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent

Michigan	$16,277	12.3%
Texas	10,781	8.1%
Florida	8,974	6.8%
Illinois	8,444	6.4%
Ohio	7,400	5.6%
Missouri	5,183	3.9%
Georgia	4,692	3.5%
Pennsylvania	4,646	3.5%
New Jersey	4,352	3.3%
Louisiana	3,887	2.9%
Kentucky	3,726	2.8%
California	3,697	2.8%
Mississippi	3,696	2.8%
Other(2)	47,081	35.3%
Total Portfolio	$132,836	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.

(1)	Represents annualized straight-line rent as of June 30, 2018.
(2)	Includes states generating less than 2.5% of annualized base rent.

8

Capital Markets and Balance Sheet

Capital Markets

In March 2018, the Company completed a follow-on public offering of 3,450,000 shares of common stock in connection with a forward sale agreement. Upon settlement, the offering is anticipated to raise net proceeds of approximately $162.9 million after deducting fees and expenses. The Company has not received any proceeds from the sale of shares of its common stock by the forward purchaser.

In May 2018, the Company entered into a new $250 million at-the-market equity program (“ATM Program”) through which the Company may, from time to time, sell shares of common stock.  In addition to selling shares of common stock, the Company may enter into forward sale agreements through its ATM Program. The Company uses the proceeds generated from its ATM Program for general corporate purposes, including funding our investment activity, the repayment or refinancing of outstanding indebtedness, working capital and other general purposes.

Subsequent to quarter end, in July 2018, the Company partially exercised the accordion option of its unsecured revolving credit facility (the “Revolving Facility”) and increased its borrowing capacity from $250 million to $325 million. At quarter end, the Company had $166 million of outstanding borrowings on the Revolving Facility.

Balance Sheet

In May 2018, Moody’s Investors Service (“Moody’s”) assigned a Baa2 issuer rating to the Company with a stable outlook. According to Moody’s press release, the Baa2 issuer rating reflects the Company’s long-standing operational history, conservative leverage policy, strong balance sheet with ample liquidity for growth, and well-laddered debt maturity schedule. Additionally, Moody’s stated that the Company has a large unencumbered asset pool, a quality net lease portfolio with long-term leases and minimal near-term lease expirations, and a substantial investment grade tenant roster.

As of June 30, 2018, the Company’s net debt to recurring EBITDA was 5.4 times and its fixed charge coverage ratio was 4.2 times. The Company’s total debt to total enterprise value was 28.1%. Total enterprise value is calculated as the sum of total debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three and six months ended June 30, 2018, the Company’s fully diluted weighted-average shares outstanding were 31.2 million and 31.0 million, respectively. The basic weighted-average shares outstanding for the three and six months ended June 30, 2018 were 30.8 million and 30.8 million, respectively.

For the three and six months ended June 30, 2018, the Company’s fully diluted weighted-average shares and units outstanding were 31.6 million and 31.4 million, respectively. The basic weighted-average shares and units outstanding for the three and six months ended June 30, 2018 were 31.2 million and 31.2 million, respectively.

The Company’s assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of June 30, 2018, there were 347,619 operating partnership units outstanding and the Company held a 98.9% interest in the operating partnership.

Board of Directors and Corporate Governance Update

The Company is pleased to announce that Craig Erlich and Greg Lehmkuhl have joined the Company’s Board of Directors.

Craig Erlich is a Senior Vice President and General Manager of the George P. Johnson Company (“GPJ”), a global experiential marketing firm with 30 offices worldwide. Mr. Erlich has full responsibility for operations in GPJ’s world headquarters in Detroit, MI and its Nashville, TN facilities. He was previously the owner, President and Chief Executive Officer of pulse220, a boutique meetings and events firm which he successfully sold to GPJ in 2015. Mr. Erlich is a two-time nominee of the Ernst & Young Entrepreneur of the Year award and holds a Bachelor of Arts in Marketing from the Eli Broad College of Business at Michigan State University.

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Greg Lehmkuhl is the President and Chief Executive Officer of Lineage Logistics and oversees all facets of the company’s operations worldwide. Lineage is the world’s second largest provider of temperature-controlled supply chain solutions.  Prior to joining Lineage, Mr. Lehmkuhl served as Corporate Executive Vice President for Con-Way and President of Con-Way Freight, where he was responsible for overall company operating and financial performance, strategic planning and business plan development, as well as direction of the company’s continuous improvement processes. Prior to Con-Way, he held management positions at Delphi and Penske.  Mr. Lehmkuhl holds a Bachelor’s Degree in Business from Michigan State University as well as a Master of Business Administration from Oakland University.

In May 2018, the Company announced the termination of its Rights Agreement dated as of December 7, 1998, as amended by the Amendment to Rights Agreement dated as of October 18, 2001, the Second Amendment to Rights Agreement dated as of December 8, 2008 and the Third Amendment to Rights Agreement dated as of December 20, 2017.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, July 24, 2018 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of June 30, 2018, the Company owned and operated a portfolio of 481 properties, located in 44 states and containing approximately 9.3 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Forward-Looking Statements

This press release may contain certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company’s website at www.agreerealty.com.

All information in this press release is as of July 23, 2018. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

###

Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

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Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

	June 30, 2018	December 31, 2017
Assets:	(Unaudited)
Real Estate Investments:
Land	$444,001	$405,457
Buildings	963,182	868,396
Accumulated depreciation	(93,376)	(85,239)
Property under development	10,411	25,402
Net real estate investments	1,324,218	1,214,016
Real estate held for sale, net	12,257	2,420
Cash and cash equivalents	8,986	50,807
Cash held in escrows	-	7,975
Accounts receivable - tenants, net of allowance of $308 and $296 for possible losses at June 30, 2018 and December 31, 2017, respectively	19,197	15,477
Credit facility finance costs, net of accumulated amortization of $611 and $433 at June 30, 2018 and December 31, 2017, respectively	972	1,174
Leasing costs, net of accumulated amortization of $763 and $814 at June 30, 2018 and December 31, 2017, respectively	1,493	1,583
Lease intangibles, net of accumulated amortization of $51,645 and $41,390 at June 30, 2018 and December 31, 2017, respectively	235,776	195,158
Interest rate swaps	4,062	1,592
Other assets, net	5,200	4,432
Total Assets	$1,612,161	$1,494,634

Liabilities:
Mortgage notes payable, net	$62,136	$88,270
Unsecured term loans, net	157,901	158,171
Senior unsecured notes, net	259,168	259,122
Unsecured revolving credit facility	166,000	14,000
Dividends and distributions payable	16,946	16,303
Deferred revenue	1,845	1,837
Accrued interest payable	3,503	3,412
Accounts payable and accrued expenses:
Capital expenditures	43	354
Operating	6,810	10,811
Lease intangibles, net of accumulated amortization of $13,485 and $11,357 at June 30, 2018 and December 31, 2017, respectively	27,108	30,350
Interest rate swaps	-	242
Deferred income taxes	475	475
Tenant deposits	102	97
Total Liabilities	$702,037	$583,444

Equity:
Common stock, $.0001 par value, 45,000,000 shares authorized, 31,033,259 and 31,004,900 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	$3	$3
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized Series A junior participating preferred stock, $.0001 par value, 200,000 authorized, no shares issued and outstanding	-	-
Additional paid-in capital	935,828	936,046
Dividends in excess of net income	(32,284)	(28,763)
Accumulated other comprehensive income (loss)	4,057	1,375
Equity - Agree Realty Corporation	$907,604	$908,661
Non-controlling interest	2,520	2,529
Total Equity	$910,124	$911,190
Total Liabilities and Equity	$1,612,161	$1,494,634

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Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues
Minimum rents	$32,129	$25,160	$62,872	$49,174
Percentage rents	-	-	216	212
Operating cost reimbursement	3,490	2,881	7,055	5,225
Other	92	39	137	29
Total Revenues	$35,711	$28,080	$70,280	$54,640

Operating Expenses
Real estate taxes	$2,624	$2,031	$5,001	$3,839
Property operating expenses	1,238	915	2,755	1,710
Land lease expense	176	163	339	327
General and administrative	3,185	2,362	6,047	4,845
Depreciation and amortization	10,559	7,704	20,562	14,728
Total Operating Expenses	$17,782	$13,175	$34,704	$25,449

Income from Operations	$17,929	$14,905	$35,576	$29,191

Other (Expense) Income
Interest expense, net	$(5,961)	$(4,411)	$(11,426)	$(8,547)
Gain on sale of assets, net	2,434	4,780	7,032	9,521
Income tax expense	(216)	(207)	(266)	(329)
Other (expense) income	45	-	(49)	-
Impairment charges	(1,163)	-	(1,163)	-

Net Income	$13,068	$15,067	$29,704	$29,836

Less Net Income Attributable to Non-Controlling Interest	145	191	329	384

Net Income Attributable to Agree Realty Corporation	$12,923	$14,876	$29,375	$29,452

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.42	$0.56	$0.95	$1.13
Diluted	$0.41	$0.56	$0.94	$1.12

Other Comprehensive Income
Net Income	$13,068	$15,067	$29,704	$29,836
Other Comprehensive Income (Loss) - Change in Fair Value of Interest Rate Swaps	792	(411)	2,712	330
Total Comprehensive Income	13,860	14,656	32,416	30,166
Comprehensive Income Attributable to Non-Controlling Interest	(154)	(189)	(359)	(389)
Comprehensive Income Attributable to Agree Realty Corporation	$13,706	$14,467	$32,057	$29,777

Weighted Average Number of Common Shares Outstanding - Basic	30,821,185	26,389,703	30,811,383	26,172,730
Weighted Average Number of Common Shares Outstanding - Diluted	31,222,221	26,457,340	31,036,694	26,240,220

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Agree Realty Corporation

Reconciliation of Net Income to FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Net Income	$13,068	$15,067	$29,704	$29,836
Depreciation of real estate assets	5,934	4,700	11,589	9,185
Amortization of leasing costs	41	40	84	80
Amortization of lease intangibles	4,563	2,939	8,847	5,412
Impairment charges	1,163	-	1,163	-
(Gain) loss on sale of assets, net	(2,434)	(4,780)	(7,032)	(9,521)
Funds from Operations	$22,335	$17,966	$44,355	$34,992
Straight-line accrued rent	(1,093)	(877)	(2,205)	(1,685)
Stock based compensation expense	833	594	1,525	1,276
Amortization of financing costs	132	142	298	284
Non-real estate depreciation	21	25	42	51
Adjusted Funds from Operations	$22,228	$17,850	$44,015	$34,918

Funds from Operations per common share - Basic	$0.72	$0.67	$1.42	$1.32
Funds from Operations per common share - Diluted	$0.71	$0.67	$1.41	$1.32

Adjusted Funds from Operations per common share - Basic	$0.71	$0.67	$1.41	$1.32
Adjusted Funds from Operations per common share - Diluted	$0.70	$0.67	$1.40	$1.31

Weighted Average Number of Common Shares and Units Outstanding - Basic	31,168,804	26,737,322	31,159,002	26,520,349
Weighted Average Number of Common Shares and Units Outstanding - Diluted	31,569,840	26,804,959	31,384,313	26,587,839

Supplemental Information:
Scheduled principal repayments	$828	$776	$1,648	$1,545
Capitalized interest	148	87	292	154
Capitalized building improvements	42	27	76	43

Non-GAAP Financial Measures

Funds from Operations ("FFO")

The Company considers the non-GAAP measures of FFO and FFO per share/unit to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

The Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered an alternative to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO is not a measurement of the Company's liquidity, nor is FFO indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.

Adjusted Funds from Operations

The Company presents adjusted FFO (including adjusted FFO per share/unit), which adjusts for certain additional items including straight-line accrued rent, deferred revenue recognition, stock based compensation expense, non-real estate depreciation and debt extinguishment costs and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, the Company’s calculation of adjusted FFO may be different from similar adjusted measures calculated by other REITs.

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Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,
	2018

Net Income	$13,068
Interest expense, net	5,961
Income tax expense	216
Depreciation of real estate assets	5,934
Amortization of leasing costs	41
Amortization of lease intangibles	4,563
Non-real estate depreciation	21
(Gain) loss on sale of assets, net	(2,434)
Impairment charges	1,163
EBITDAre	$28,533

Run-Rate Impact of Investment and Disposition Activity	$1,129
Other expense (income)	(45)
Recurring EBITDA	$29,617

Annualized Recurring EBITDA	$118,468

Total Debt	$647,752
Cash, cash equivalents and cash held in escrows	(8,986)
Net Debt	$638,766

Net Debt to Recurring EBITDA	5.4	x

Non-GAAP Financial Measures

Recurring EBITDA

The Company considers the non-GAAP measure of recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our recurring EBITDA may not be comparable to recurring EBITDA reported by other companies that have a different interpretation of the definition of recurring EBITDA. Our ratio of net debt to recurring EBITDA, which is used by the Company as a measure of leverage, is calculated by taking recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Any differences are a result of rounding.

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